Exhibit 2.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of the 11th day of December, 2006, by and among PIERRE NEWCO I, LLC, an Ohio limited liability company (“Zartic Buyer”), PIERRE NEWCO II, LLC, an Ohio limited liability company (“Zar Tran Buyer”), ZARTIC, INC., a Georgia corporation (“Zartic”), ZAR TRAN, INC., a Georgia corporation (“Zar Tran”), JEM SALES, INC., a Georgia corporation (“JEM Sales”), MNM LEASING COMPANY, LLC, a Georgia limited liability company (“MNM Leasing”), JAMES E. MAUER (“James Mauer”), JEFFREY J. MAUER (“Jeffrey Mauer”), CHRISTOPHER W. MAUER (“Christopher Mauer”), and TAMARA L. MAUER f/k/a Tamara Mauer Acker (“Tamara Mauer” and together with Jeffrey Mauer and Christopher Mauer, the “Beneficiaries”), under the following circumstances:

A.            Zartic Buyer, Zar Tran Buyer, Zartic, Zar Tran, JEM Sales, MNM Leasing, James Mauer, and the Beneficiaries entered into an Asset Purchase Agreement dated as of November 3, 2006 (the “Agreement”) pursuant to which, and subject to the terms and conditions set forth therein: (i) Zartic Buyer shall purchase substantially all of the assets and assume certain of the liabilities of Zartic; (ii) Zartic Buyer shall purchase certain real property used in the Zartic Business (as defined in the Agreement) from James Mauer, the real property and equipment used in the laboratory business of JEM Sales from JEM Sales, the MNM Assets (as defined in the Agreement) from MNM Leasing, and the Warfighter Foods Assumed Contracts (as defined in the Agreement) from Warfighter Foods (as defined in the Agreement); and (iii) Zar Tran Buyer shall purchase substantially all of the assets and assume certain of the liabilities of Zar Tran.

B.            All capitalized terms used herein but not defined herein shall have the meanings given them in the Agreement.

C.            The parties hereto desire to make certain amendments to the Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Excluded MNM Asset.  To properly reflect which personal properties are included in the MNM Assets, Schedule 1(g) is hereby amended by deleting therefrom the Parker Systems Generator, with a total cost amount of $19,497.22.  Section 3.14 of the Agreement (Personal Property) is hereby amended by adding the following representations and warranties: the Parker Systems Generator is not, nor has it ever been, used in either Business and is not, nor has it ever been, located on any Owned Real Property or Affiliate-Owned Real Property.

2.             Certificated Assets.  To properly reflect which certificated assets are included in the Owned Personal Property, Schedule 1(h) is hereby amended as attached hereto and incorporated herein by reference.  Section 3.14 of the Agreement (Personal Property) is hereby amended by adding the following representation and warranty: all of the certificated assets of the Companies are listed on Schedule 1(h).  To the extent the delivery of title to any of the certificated assets listed on Schedule 1(h) by either Company to either Buyer is not completed as of the Closing, Sellers shall after the Closing use commercially reasonable efforts to promptly take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable to deliver such title within a reasonable time after the Closing, taking into account any customary time delays or required passage of time in obtaining certificates of title and delivering such title.  Sellers shall pay any fees and expenses incurred in connection with delivering title to certificated assets as contemplated in this Section.

3.             Excluded Assets; Zar Tran Subsidiary.  To properly reflect the ownership of the Excluded Assets and the fact that Zar Tran has a wholly-owned subsidiary, the following amendments are hereby made to the Agreement:

(a)           Clause (iv) under the definition of “Excluded Assets” is hereby deleted in its entirety and replaced by the following:

“the assets specifically described on Schedule 1(j).”

(b)           Schedule 1(j), attached hereto and incorporated herein by reference, is hereby added as a new Schedule to the Agreement.

(c)           Schedule 3.03 is amended and restated as attached hereto and incorporated herein by reference.

4.             Assumption of Capital Leases.  Section 2.06 of the Agreement (Limited Assumption of Obligations) is hereby amended to provide that Zartic Buyer and Zar Tran Buyer shall, at the Closing, assume all obligations to be performed after the Closing and all accounts payable existing as of the Effective Time under those certain capital leases of Zartic and Zar Tran, respectively, set forth on Schedule 2.06, attached hereto and incorporated herein by reference and hereby added as a new Schedule to the Agreement.  The Agreement is hereby further amended to provide that the Zartic Capital Lease Amount and the Zar Tran Capital Lease Amount shall be as set forth on Schedule 2.06.  The parties agree that to the extent that the actual Zartic Capital Lease Amount or the actual Zar Tran Capital Lease amount determined during the 90-day period following the Closing, is less than the amount set forth on Schedule 2.06, then the applicable Buyer shall pay the applicable Company the difference between the actual capital lease amount and the amount set forth on Schedule 2.06.   Conversely, that to the extent that the actual Zartic Capital Lease Amount or the actual Zar Tran Capital Lease amount determined during the 90-day period following the Closing, is more than the amount set forth on Schedule 2.06, then the applicable Company shall pay the applicable Buyer the difference between the actual capital lease amount and the amount set forth on Schedule 2.06.

5.             Zartic Inventory; Zartic Final Working Capital Adjustment.  The parties hereby agree that the reserve for excess and obsolete Inventory to be included in the Final Working Capital Statement shall be $1,725,707.85 (the “Final Inventory Reserve”).  To the extent that the Zartic Buyer actually receives any Tax benefit derived from such reserved Inventory, Zartic Buyer shall pay the net amount of such Tax benefit to Zartic.  In addition, for a period of one (1) year following the date of this Agreement, to the extent that the Zartic Buyer sells any such reserved Inventory, Zartic Buyer shall pay to Zartic the net aggregate amount actually received by Zartic Buyer for such Inventory up to the cost of such Inventory included in the Final Inventory Reserve and net of any Tax costs incurred by Zartic Buyer relating to such Inventory, less any payments previously made by Zartic Buyer to Zartic pursuant to this paragraph.

6.             Allocation of Purchase Price.  To add a second Schedule under Section 2.08 of the Agreement (Allocation of Purchase Price) for purposes of completing IRS Forms 8594 and other Tax filings, the following amendments are hereby made to the Agreement:

(a)           Section 2.08 is hereby deleted in its entirety and replaced by the following:

“For purposes of Section 2.03, the Cash Purchase Price, and for purposes of Section 1060 of the Code, the Purchase Price, shall be allocated among the Zartic Purchased Assets, the Zar Tran Purchased Assets, the JEM Sales Property and the JEM Sales Lab Equipment, the MNM Assets, and the Corporate Office Property and the West Rome Plant Property, respectively, in the manner set forth on Schedule 2.08(a) and Schedule 2.08(b) hereto, as the same may be adjusted to reflect the Working Capital Adjustments and the Excess Accounts Payable Adjustments in accordance with Sections 2.04 and 2.05.  Buyers and Sellers thereafter shall be bound by such allocations and shall complete their respective IRS Forms 8594 and their other federal and state Tax filings in a manner which is consistent with the allocations on Schedule 2.08(b).  Sellers shall have the right, prior to the Closing and upon written consent of Buyers (which consent shall not be unreasonably withheld), to amend the amount of the Cash Purchase Price (and the Purchase Price) allocated to goodwill for each of Zartic and Zar Tran.”

(b)           Schedule 2.08 is hereby re-designated as Schedule 2.08(a).

(c)           Schedule 2.08(b), attached hereto and incorporated herein by reference, is hereby added as a new Schedule to the Agreement.

7.             Qualifications To Do Business.  To properly reflect the jurisdictions in which each of Zartic and Zar Tran is duly qualified to do business as a foreign corporation as of the date of the Agreement and as of the Closing Date, Schedule 3.01 is hereby amended and restated as attached hereto and incorporated herein by reference.

8.             Outstanding Checks Payable.  Section 3.21 of the Agreement (Accounts Payable and Accrued Expenses) is hereby amended by adding the following representation and warranty: the total amounts of outstanding checks payable by Zartic and Zar Tran existing as of the Effective Time shall not exceed $3,404,630.34 and $410,407.42, respectively.  Following the

Closing, Zartic and Zar Tran shall at all time each keep a reserve equal to the amount of the then outstanding checks payable by such Company in those certain bank accounts set forth on Schedule 8 to this Amendment, to cover all such outstanding checks payable and until they have all been satisfied or until the then remaining reserve escheats to the State of Georgia in accordance with Georgia law.  Notwithstanding anything in the Agreement to the contrary, Sellers’ and Beneficiaries’ indemnification obligation under Article 10 of the Agreement (Indemnification) with respect to the representation and warranty and covenant set forth in this Section is not subject to the Deductible, the Per Claim Threshold, or the Cap provided for under Section 10.02(d) of the Agreement, nor shall such indemnification obligation be satisfied from the General Escrow Amount.

9.             Required Consents.  The following consents are hereby deleted from Schedule 6.01(h) (Required Consents) and are not required to be obtained for Buyers to be obligated to effect the transactions at the Closing contemplated by the Agreement:

(a)           (i) Jefferson County Board of Education dated January 24, 2006, (ii) Randolph County Schools Request for Bids for 2006-2007, and (iii) Union County Request for Bids for 2005-2006, reducing the number of total State/Municipal School Contracts listed on Schedule 1(a) to twenty-one (21) to which the assignment of eighty percent (80%) need to be consented.

(b)           Continuing Guaranty made by Cargill Incorporated—Salt Division to Zartic dated October 30, 2004 and October 24, 2001.

(c)           That certain Equipment Sale Agreement by and between Zartic and BOC dated October 15, 2005.

10.           Section 6.02(h)(iii) Alabama Sales and Use Tax Representation.  Pursuant to Section 6.02(h)(iii), Article 4 (Representations and Warranties of Buyers) is hereby amended by adding the representations and warranties set forth on Schedule 6.02(h)(iii), attached hereto and incorporated herein by reference and hereby added as a new Schedule to the Agreement.

11.           Zartic Commodity Bond.  Article 8 of the Agreement (Additional Covenants) is hereby amended by adding the following covenant: in the event that certain commodity bond in the amount of $2,000,000 (the “Zartic Commodity Bond”), issued by International Fidelity Insurance Company (“International Fidelity”) in favor of the USDA guaranteeing Zartic’s faithful account for and return of federally donated food under a National Master Processing Agreement, has not been released by the USDA and terminated by International Fidelity as of the Closing, Sellers and Buyers shall after the Closing use commercially reasonable efforts to promptly take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable to effectuate the release and termination of the Zartic Commodity Bond, including, without limitation, Buyers shall use commercially reasonable efforts to replace the Zartic Commodity Bond with another bond satisfactory to the USDA and pledge whatever collateral to secure such replacement bond as required by the issuer of the replacement bond.

12.           Permits Not Assigned as of Closing.  Article 8 of the Agreement (Additional Covenants) is hereby amended by adding the following covenant: to the extent the assignment of any of the Permits by any Seller to either Buyer is not permitted without the consent or approval of any Governmental Entity and such consent or approval is not obtained as of the Closing, Sellers shall after the Closing use commercially reasonable efforts to promptly take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable to obtain such consent or approval within a reasonable time after the Closing, taking into account any customary time delays or required passage of time in processing and acquiring such consent or approval.

13.           No Further Changes.  All other provisions of the Agreement shall remain unchanged and are hereby declared to be in full force and effect, except as expressly amended hereby.

[SIGNATURES FOLLOW ON THE NEXT PAGE]

IN WITNESS WHEREOF, each of the parties has executed this First Amendment to Asset Purchase Agreement as of the day and year first above written.

PIERRE NEWCO I, LLC

By	/s/ Joseph W. Meyers
Name: Joseph W. Meyers
Title: Vice President, Finance

PIERRE NEWCO II, LLC

By	/s/ Joseph W. Meyers
Name: Joseph W. Meyers
Title: Vice President, Finance

ZARTIC, INC.

By	/s/ Jeffrey J. Mauer
Name: Jeffrey J. Mauer
Title: President

ZAR TRAN, INC.

By	/s/ Jeffrey J. Mauer
Name: Jeffrey J. Mauer
Title: President

JEM SALES, INC.

By	/s/ James E. Mauer
Name: James E. Mauer
Title: Chairman of the Board

MNM LEASING COMPANY, LLC

By	/s/ Jeffrey J. Mauer
Name: Jeffrey J. Mauer
Title: Manager

By	/s/ James E. Mauer
JAMES E. MAUER

By	/s/ Jeffrey J. Mauer
JEFFREY J. MAUER

By	/s/ Christopher W. Mauer
CHRISTOPHER W. MAUER

By	/s/ Tamara L. Mauer
TAMARA L. MAUER